UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 2, 2012

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2012, the Board of Directors of Nautilus, Inc. (the “Company”) appointed Anne G. Saunders, 50, as a member of the Company’s Board of Directors. Most recently Ms. Saunders was Executive Vice President and Chief Marketing Officer of Knowledge Universe, a privately held early education company with over 1600 schools nationwide. Prior to that, Ms. Saunders was Senior Vice President, Consumer Bank Executive and Senior Vice President, Brand Executive for Bank of America. Between 2001 and 2007, Ms. Saunders held a variety of positions with Starbucks Coffee Co., including Senior Vice President Global Brand, during that company’s period of rapid domestic and international growth. Ms. Saunders has also held executive and senior management positions with eSociety, a B2B e-commerce company, AT&T Wireless, and Young & Rubicam. Ms. Saunders received a BA from Northwestern University and a MBA from Fordham University. Additionally, Ms. Saunders previously served as a director of Blue Nile, Inc.

In connection with her appointment, the Company awarded Ms. Saunders options to purchase 2,500 shares of the Company’s common stock at an exercise price of $2.80 per share. The options were issued pursuant to the Company’s 2005 Long Term Incentive Plan. The options will vest on the first anniversary of the date of grant.

On April 4, 2012, the Company issued a press release announcing the appointment of Ms. Saunders to its Board of Directors. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Nautilus, Inc. Press Release dated April 4, 2012.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC. (Registrant)

April 4, 2012	By:	/s/ Wayne M. Bolio
(Date)		Wayne M. Bolio Senior Vice President, Law and Human Resources, and General Counsel